Exhibit 99.1

The Peoples BancTrust Co., Inc. Reports Higher 2004 Net Income

    SELMA, Ala.--(BUSINESS WIRE)--Feb. 15, 2005--The Peoples BancTrust Co., Inc. (NASDAQ Small Cap: PBTC) today reported a 13.2% increase in net income for its year ended December 31, 2004.
    Net income in 2004 was $6.0 million, compared to $5.3 million in 2003. Earnings per share were $1.08 and $0.96 for 2004 and 2003 respectively on both a basic and diluted basis.
    "Our lower provision for loan losses was the primary factor in our improved earnings last year," stated Elam P. Holley, Jr., President and Chief Executive Officer. "We believe the lower provision to be a result of our recent efforts to reestablish and enhance our credit culture. We anticipate that these efforts will continue to benefit us in future periods as we seek strategic growth opportunities."
    Mr. Holley continued, "Notwithstanding the extraordinary gain we realized in the fourth quarter of 2003, our fourth quarter 2004 pre tax income increased approximately 34% over the fourth quarter of 2003. As was the case with the year as a whole, lower provision for loan losses was the primary factor in the improved fourth quarter comparisons." In the fourth quarter of 2003, Peoples BancTrust realized an extraordinary gain of approximately $1.2 million on the sale of a property it took possession of in lieu of foreclosure.

    Fourth Quarter Results

    Net income declined to $1.4 million in the fourth quarter of 2004, compared to $2.1 million during the same period in 2003. The primary factor in this decline was lower noninterest income, which was primarily attributable to the aforementioned extraordinary gain.
    Interest margins continued to decline in the fourth quarter of 2004, as both loan volumes and over all loan yields were lower than in the fourth quarter of 2003. Net interest income was $6.4 million in the fourth quarter of 2004, compared to $6.7 million in the fourth quarter of 2003.
    Noninterest expense decreased approximately 5.0% to $6.4 million, primarily due to improved expense controls. Mr. Holley noted, "We are constantly seeking ways to operate more efficiently, while maintaining a superior level of service. We scrutinize expenditures carefully, and encourage our people to always be mindful of the impact their actions have on profitability, be they positive or negative."

    Year-End Results

    For the year ended December 31, 2004, net income was $6.0 million, or $1.08 per diluted share, compared with $5.3 million, or $0.96 per diluted share, for the same period in 2003.
    Net interest income in 2004 was $25.5 million, compared to $26.8 million in 2003. This decline was primarily attributable to lower loan volumes resulting from soft loan demand in 2004.
    Provision for loan losses was a negative $149,000 in 2004 compared to $5.7 million in 2003. Peoples BancTrust recovered specific reserves on a large commercial loan that it sold, which when applied against an already reduced loan loss provision resulting from credit quality initiatives, caused the 2004 provision for loan losses to end in a credit balance.
    Noninterest income declined to $8.2 million in 2004 from $10.7 million in 2003. Peoples BancTrust realized an extraordinary gain of approximately $1.2 million on the sale of a property it took possession of in lieu of foreclosure. Noninterest expense increased approximately 3.8%, as two new loan production offices were established, and an existing one in Birmingham was expanded.

    Outlook for 2005

    Mr. Holley concluded by saying; "We believe we are well positioned for 2005 and beyond. We have established loan production offices in markets where we feel opportunities exist to add significant volumes of quality loans to our balance sheet. Additionally, we feel we are ideally situated to take advantage of certain dynamics in the Alabama banking market. Initiatives undertaken in the last couple of years have provided us a strong foundation from which to move forward and grow our company."

    About Peoples BancTrust Co., Inc.

    The Peoples BancTrust Co., Inc. is the parent company of The
Peoples Bank and Trust Company, which has 24 offices located in eleven Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby, Tallapoosa and Tuscaloosa).

    Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Peoples BancTrust's operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.



Earnings Summary:
(amounts in thousands except share and per share data)

                            Three Months Ended    Twelve Months Ended
                                 Dec. 31,              Dec. 31,
                           --------------------  --------------------
                              2004       2003       2004       2003
                           ---------  ---------  ---------  ---------

Total interest income         $9,497     $9,586    $36,869    $38,799
Total interest expense         3,061      2,896     11,376     11,972
                           ---------  ---------  ---------  ---------
Net interest income            6,437      6,690     25,494     26,827
Provision for loan losses         (0)     1,018       (149)     5,706
                           ---------  ---------  ---------  ---------
Net interest income after
 provision for loan losses     6,437      5,672     25,643     21,121
Net securities gains              26         99        725      1,069
Other noninterest income       1,878      3,675      8,208     10,704
Noninterest expense            6,425      6,765     26,563     25,592
                           ---------  ---------  ---------  ---------
Income before income taxes     1,916      2,681      8,013      7,302
Provision for income taxes       544        578      1,971      1,965
                           ---------  ---------  ---------  ---------
Net income                    $1,372     $2,104     $6,042     $5,338
                           =========  =========  =========  =========
Basic net income per share     $0.25      $0.38      $1.08      $0.96
Diluted net income per
 share                         $0.25      $0.38      $1.08      $0.96
Basic weighted average
 number of shares
 outstanding               5,581,561  5,563,082  5,574,190  5,562,867
Diluted average number of
 shares outstanding        5,599,835  5,593,703  5,595,773  5,587,802


Balance Sheet Summary:
(amounts in thousands)

                                                   As of      As of
                                                  Dec. 31,   Dec. 31,
                                                    2004       2003
                                                 ---------  ---------
Total assets                                      $792,249   $778,581
Loans, net of the unearned discount                438,019    461,405
Allowance for possible loan losses                  (9,043)   (11,995)
Total deposits                                     665,653    643,757
Total borrowed funds                                48,313     56,690
Stockholders' equity                                75,042     72,779
Book value per share                                $13.44     $13.08


    CONTACT: The Peoples BancTrust Co., Inc.
             Andrew C. Bearden, Jr., 334-875-1000